                                                                        EX: 12.1

                          AMERICA WEST AIRLINES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
            (IN THOUSANDS EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)




                                                                                                                     PREDECESSOR
                                                               REORGANIZED COMPANY                                     COMPANY
                              -----------------------------------------------------------------------------------  ----------------
                               NINE MONTHS ENDED
                                 SEPTEMBER 30,             YEAR ENDED DECEMBER 31,                PERIOD FROM        PERIOD FROM
                              -------------------   -----------------------------------------     AUGUST 26 TO       JANUARY 1 TO
                                1999       1998       1998       1997       1996       1995     DECEMBER 31, 1994   AUGUST 25, 1994
                                ----       ----       ----       ----       ----       ----     -----------------   ---------------
Computation of Earnings:
Income (loss) before income
  taxes and extraordinary
  item                        $154,832   $153,873   $184,557   $140,673   $ 34,493   $108,378       $19,736            $(201,209)

Add:
  Interest expense including
    amortization of debt
    expense                     24,094     26,826     34,924     39,620     49,678     59,418        22,827               34,038
  Interest portion of rent
    expense                     89,381     81,383    110,125    102,805     93,539     83,680        26,879               51,538
                              --------   --------   --------   --------   --------   --------       -------            ---------
Income (loss), as adjusted    $268,307   $262,082   $329,606   $283,098   $177,710   $251,476       $69,442            $(115,633)
                              ========   ========   ========   ========   ========   ========       =======            =========

Computation of Fixed Charges:
Interest expense including
  amortization of debt
  expense                     $ 24,094   $ 26,826   $ 34,924   $ 39,620   $ 49,678   $ 59,418       $22,827            $  34,038
Interest portion of rent
  expense                       89,381     81,383    110,125    102,805     93,539     83,680        26,879               51,538
Capitalized interest             4,422      3,324      4,852        553         --      2,666           621                   --
                              --------   --------   --------   --------   ---------  --------       -------            ---------
Fixed charges                 $117,897   $111,533   $149,901   $142,978   $143,217   $145,764       $50,327            $  85,576
                              ========   ========   ========   ========   ========   ========       =======            =========

Ratio of earnings to fixed
  charges                         2.28       2.35       2.20       1.98       1.24       1.73          1.38                  (*)

(*) For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income (loss) before income taxes and extraordinary item plus fixed charges less capitalized interest. "Fixed charges" consist of interest expense including amortization of debt expense, one-third of rent expense, which is deemed to be representative of an interest factor, and capitalized interest. For the period ended August 25, 1994 earnings were insufficient to cover fixed charges by $201.2 million.